Filed Pursuant to Rule 424(b)(3)
File No. 333-59828
PROSPECTUS

DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN
This Prospectus relates to 1,000,000 shares of Class A Common Stock, par value $0.01 per share (“Class A Common Stock”), of Donegal Group Inc. (“we,” “us,” “our” or the “Company”) being offered hereby to our stockholders in connection with our Dividend Reinvestment and Stock Purchase Plan (the “Plan”). The Plan provides our stockholders with a convenient and economical method of increasing their equity ownership in us by investing cash dividends and voluntary cash payments in shares of our Class A Common Stock, without paying any brokerage commissions and most transaction fees.
The Plan permits dividends on our Class A Common Stock and our Class B Common Stock, par value $0.01 per share (“Class B Common Stock”), to be reinvested to purchase shares of Class A Common Stock beginning on any dividend payment date (usually February 15, May 15, August 15 and November 15 of each calendar year). Stockholders may also make voluntary cash payments under the Plan at any time of not less than $25 per payment or more than $12,000 in a calendar year to purchase shares of Class A Common Stock. Any such voluntary cash payments will be invested in Class A Common Stock beginning on the 15th day of each month. No shares of Class B Common Stock may be purchased under the Plan. A stockholder may make voluntary cash payments under the Plan whether or not the stockholder authorizes the reinvestment of dividends. Shares of Class A Common Stock issued under the Plan will be either shares purchased on the open market or shares purchased from us.
Amounts are invested at a price equal to (a) in the case of shares purchased on the open market, the weighted average price of the shares of Class A Common Stock purchased for the respective investment date, or (b) in the case of shares purchased from us, the average of the closing prices of those shares on the NASDAQ Global Select Market for the five trading days preceding the investment date. No brokerage commissions will be charged on shares of Class A Common Stock purchased from us. Any brokerage commissions resulting from open market purchases will be paid by us.
Stockholders electing to participate in the Plan may also deposit certificates representing shares of Class A Common Stock and Class B Common Stock for credit to their accounts through the Plan for safekeeping purposes and sell shares of Class A Common Stock and Class B Common Stock credited to their accounts through the Plan.
Stockholders who elect not to reinvest their dividends will continue to receive cash dividends, as and when declared from time to time.
This Prospectus sets forth the provisions of the Plan, and, therefore, it is recommended that participants in the Plan retain this Prospectus for future reference. The Plan is administered by Computershare Trust Company, N.A. (“Computershare”) at our expense. Our Class A Common Stock and Class B Common Stock are traded on the NASDAQ Global Select Market under the trading symbols of “DGICA” and “DGICB,” respectively.
Investing in our shares of common stock involves risks. You should consider certain risk factors before enrolling in the Plan. See the discussion of “Risk Factors” on page 3 of this Prospectus and the documents incorporated herein by reference for more information.
THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY
OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
CRIMINAL OFFENSE.
The date of this Prospectus is June 3, 2022.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
The following documents we previously filed with the Securities and Exchange Commission, or the SEC, are hereby incorporated in, and made a part of, this Prospectus by reference:
(a)	Our Annual Report on Form 10-K for the year ended December 31, 2021 filed with the SEC on March 7, 2022;
(b)	Our Quarterly Report on Form 10-Q, filed with the SEC on May 5, 2022; and
(c)	Our Current Reports on Form 8-K, filed with the SEC on January 10, 2022 and April 25, 2022; and
(d)	The description of our Class A Common Stock set forth in our Post-Effective Amendment to Form 8-A/A Registration Statement filed with the SEC on April 12, 2001.
All documents we subsequently file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, after the date hereof (excluding any documents or portions of such documents that are furnished under Item 2.02 or Item 7.01 of a Current Report on Form 8-K and any exhibits included with such Items), and prior to the termination of this offering shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in this Prospectus or a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.
We will provide without charge to each person, including any beneficial owner, to whom this Prospectus is delivered, on request, a copy of any or all documents incorporated herein by reference, other than exhibits to such documents unless such exhibits are specifically incorporated by reference therein. Requests should be directed to:
Jeffrey D. Miller
Executive Vice President and Chief Financial Officer
Donegal Group Inc.
P.O. Box 302
Marietta, Pennsylvania 17547
(800) 877-0600

CAUTIONARY STATEMENT REGARDING FORWARD LOOKING STATEMENTS
We base all statements contained in this Prospectus that are not historic facts on our current expectations. Such statements are forward-looking in nature (as defined in the Private Securities Litigation Reform Act of 1995) and necessarily involve risks and uncertainties. Forward-looking statements we make may be identified by our use of words such as “will,” “expect,” “intend,” “plan,” “anticipate,” “believe,” “seek,” “estimate” and similar expressions. Our actual results could vary materially from our forward-looking statements. The factors that could cause our actual results to vary materially from the forward-looking statements we have previously made include, but are not limited to, prolonged economic challenges resulting from the COVID-19 pandemic, adverse litigation and other trends that could increase our loss costs (including labor shortages and escalating medical, automobile and property repair costs), adverse and catastrophic weather events, our ability to maintain profitable operations (including our ability to underwrite risks effectively and charge adequate premium rates), the adequacy of the loss and loss expense reserves of our insurance subsidiaries, the availability and successful operation of the information technology systems our insurance subsidiaries utilize, the successful development of new information technology systems to allow our insurance subsidiaries to compete effectively, business and economic conditions in the areas in which we and our insurance subsidiaries operate, interest rates, competition from various insurance and other financial businesses, terrorism, the availability and cost of reinsurance, legal and judicial developments including those related to COVID-19 business interruption coverage exclusions, changes in regulatory requirements, our ability to attract and retain independent insurance agents, changes in our A.M. Best rating and the other risks that we describe from time to time in our filings with the SEC. We disclaim any obligation to update such statements or to announce publicly the results of any revisions that we may make to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.
THE COMPANY
We are a regional insurance holding company offering property and casualty insurance through our wholly owned subsidiaries and through a pooling agreement with our affiliate, Donegal Mutual Insurance Company, or Donegal Mutual. We offer full lines of commercial and personal products, including commercial multi-peril, automobile, homeowners, workers’ compensation and other coverages.
We were formed by Donegal Mutual in August 1986 and were a wholly owned subsidiary of Donegal Mutual until November 1986, when we sold a portion of our shares of capital stock in a public offering. Donegal Mutual continues to own a substantial portion of our outstanding shares of Class A Common Stock and Class B Common Stock, which provides Donegal Mutual with approximately 71% of the total voting power of our common stock as of the date hereof. While Donegal Mutual is eligible to reinvest all of the dividends it receives on its shares of Class A Common Stock and Class B Common Stock under the Plan, we have been informed that Donegal Mutual has no intention to purchase shares under the Plan, as of the date hereof.
Our principal executive offices are located at 1195 River Road, Marietta, Pennsylvania 17547, and our telephone number is (800) 877-0600.

RISK FACTORS
Our business, results of operations and financial condition and, therefore, the value of our Class A Common Stock and our Class B Common Stock, are subject to a number of risks. Prior to making any investment decision with respect to our securities, prospective investors should carefully consider the specific factors set forth under the caption “Risk Factors” in our Annual Report on Form 10-K for the period ending December 31, 2021, which we filed with the SEC on March 7, 2022, or any updates in our Quarterly Reports on Form 10-Q, together with all of the other information appearing in, or incorporated by reference into, this Prospectus.
THE PLAN
The Plan provides our stockholders with a convenient and economical method of investing cash dividends in shares of Class A Common Stock and making voluntary cash purchases of Class A Common Stock without paying any brokerage commissions and most transaction fees.
Each participant in the Plan may have the cash dividends that we pay on the participant’s shares of Class A Common Stock and Class B Common Stock automatically reinvested in shares of Class A Common Stock and may make voluntary cash payments under the Plan of not less than $25 per transaction or more than $12,000 in any calendar year to purchase shares of Class A Common Stock. No shares of Class B Common Stock may be purchased under the Plan. A participant may make voluntary cash payments under the Plan whether or not the participant has authorized the reinvestment of cash dividends. Stockholders electing to participate in the Plan may also deposit certificates representing shares of Class A Common Stock and Class B Common Stock for credit to their accounts through the Plan for safekeeping purposes and sell shares of Class A Common Stock and Class B Common Stock credited to their accounts through the Plan. Holders of Class A Common Stock and Class B Common Stock who do not elect to reinvest their dividends will continue to receive cash dividends by check as and when such dividends are declared and paid from time to time.
As explained below, the cash dividends and any voluntary cash payments of a participant will be applied by Computershare, as agent, (see the answer to question 3 below) to the purchase of shares of Class A Common Stock at a purchase price determined in the manner set forth in the answer to question 12 below. We will pay most expenses incurred in connection with such purchases under the Plan, including any brokerage commissions incurred as a result of purchases of shares of Class A Common Stock in the open market. Charges will be incurred by a participant in the Plan upon the sale of book-entry shares credited to the participant’s account. See the answers to questions 8 and 23 below.
In conjunction with the Plan, we reserved 1,000,000 shares of Class A Common Stock offered by this Prospectus.

DESCRIPTION OF THE PLAN
The following is a description in question-and-answer form of the provisions of the Plan.
Purpose
1.	What are the purposes of the Plan?
The purposes of the Plan are to (i) provide our stockholders with a simple and convenient method of investing cash dividends in shares of Class A Common Stock and making voluntary cash purchases of shares of Class A Common Stock without payment of any brokerage commissions or most transaction fees and (ii) provide us with additional funds for general corporate purposes (in instances when shares are purchased directly from us under the Plan). No shares of Class B Common Stock may be purchased under the Plan.
Advantages to Participants
2.	What are the advantages of the Plan to participants?
Participants may reinvest the dividends paid on their Class A Common Stock and Class B Common Stock to purchase shares of Class A Common Stock and may also make voluntary cash purchases of shares of Class A Common Stock under the Plan without paying any brokerage commissions or most transaction fees. See the answer to question 8 below. A participant’s funds are fully invested in Class A Common Stock through the purchase of whole shares and fractional shares. Quarterly statements of account provide participants who reinvest with a record of each transaction. See the answer to question 19 below.
Participants may also deposit Class A Common Stock certificates and Class B Common Stock certificates, at no cost, for credit to their accounts through the Plan for safekeeping and to facilitate the transfer or sale of shares of Class A Common Stock and Class B Common Stock through the Plan in a convenient and efficient manner. See the answer to question 17 below. A participant may direct Computershare to transfer, at no cost, all or a portion of the shares of Class A Common Stock and Class B Common Stock credited to a participant’s account (including those shares deposited into the Plan for safekeeping). See the answer to question 16 below. A participant may direct Computershare to sell shares of Class A Common Stock and Class B Common Stock credited to the participant’s account. See the answer to question 18 below.
Administration
3.	Who administers the Plan for participants?
Computershare administers the Plan and purchases shares of Class A Common Stock as agent for the Plan participants. The shares of Class A Common Stock acquired by Computershare will be either purchased from us or purchased on the open market, as we determine in our sole discretion. In purchasing shares on the open market, Computershare will have, consistent with applicable securities laws and regulations, absolute discretion to determine the volume, timing and price of such purchases. If you decide to participate in the Plan, Computershare will keep a continuous record of your participation in the Plan and send you a statement of your account under the Plan after each purchase affecting your account. Shares purchased through the Plan will be credited in “book-entry” form to your account. You may deposit your Class A Common Stock certificates and Class B Common Stock certificates for conversion to book-entry shares, which will be credited to your account. This will relieve you of the responsibility for the safekeeping of multiple certificates for shares purchased and protect you against loss, theft or destruction of stock certificates.
Computershare may be contacted as follows:
Correspondence
All correspondence and inquiries relating to the Plan should be mailed to:
Computershare
P.O. Box 505000
Louisville, KY 40233
Please be sure to include in any correspondence to Computershare a reference to Donegal Group Inc., your stockholder account number(s) and taxpayer identification number (social security number) and a daytime telephone number where you may be contacted during normal working hours to facilitate a prompt response.

Telephone
Stockholder customer service, including sale of shares: 1-800-317-4445.
Outside the United States and Canada: 1-781-575-2879.
An automated voice response system is available 24 hours per day, 7 days per week. Customer Service Representatives are available between 8:30 a.m. and 7:00 p.m., Eastern time, each business day.
TDD: 1-800-952-9245 a telecommunications device for the hearing impaired is available.
Foreign language translation service for over 140 languages is available to support the needs of our stockholder base.
Internet
You can obtain information about your account over the Internet. Messages forwarded on the Internet will be responded to promptly. Computershare’s Internet address is www.computershare.com.
Participation
4.	Who is eligible to participate in the Plan?
Any registered holder of our Class A Common Stock or Class B Common Stock is eligible to participate in the Plan, provided that (i) the stockholder completes an enrollment authorization form, as described in the answer to question 6 below, and (ii) in the case of citizens or residents of a country other than the United States, its territories and possessions, participation would not violate local laws applicable to us, the Plan and the participant. Dividends paid on Class A Common Stock and Class B Common Stock will be reinvested only in shares of Class A Common Stock. No shares of Class B Common Stock may be purchased under the Plan.
5.	How does a stockholder become a participant?
Registered holders of either or both Class A Common Stock and Class B Common Stock may join the Plan at any time after completing and signing the enrollment authorization form provided by Computershare and returning it to Computershare. A pre-addressed envelope is provided for this purpose. Requests for copies of enrollment authorization forms and this Prospectus can be made in writing, by telephone or through the Internet to the address, telephone number and Internet address listed in the answer to question 3 above. Record holders of Class A Common Stock and Class B Common Stock should sign their name(s) on the enrollment authorization form exactly as they appear on their stock certificates.
A beneficial owner (i.e., a stockholder whose shares are held in nominee name by a bank or broker) must (i) become a record holder (i.e., a stockholder who is registered on our books) by having such shares transferred into the stockholder’s name or (ii) make arrangements with the applicable broker, bank or other nominee to participate in the Plan on the stockholder’s behalf. In this case, the beneficial owner’s participation with that entity may be on terms and conditions that differ from the terms and conditions set forth in the Plan, and the terms and conditions set by that entity will govern and Computershare will not have any record of the beneficial owner’s transactions or account.
Any person or entity will become a participant only after fulfilling the above prerequisites for participation and a properly completed enrollment authorization form has been received and accepted by Computershare.
Stockholders are cautioned that the Plan does not represent a change in our dividend policy or a guarantee of future dividends, which will continue to depend upon our earnings, financial condition and other factors.
6.	What does the enrollment authorization form provide?
The enrollment authorization form specifies the method by which an eligible stockholder elects to participate in the Plan.
If the “Full Dividend Reinvestment” box is checked on the Plan enrollment authorization form, then Computershare will invest the following in shares of Class A Common Stock: (a) all of the participant’s cash dividends on both shares of Class A Common Stock and Class B Common Stock registered in the participant’s name in stock certificate form and book-entry shares credited to the participant’s account and (b) any voluntary cash payments made by the participant.

If the “Partial Dividend Reinvestment” box is checked on the Plan enrollment authorization form, the participant must specify, in the space provided for that purpose, the number of shares of Class A Common Stock on which cash dividends will be sent to the participant. The Partial Dividend Reinvestment option is permissible only for participants who own shares of Class A Common Stock and is not available to holders of Class B Common Stock. The number of shares specified in the space provided includes shares registered in the participant’s name in stock certificate form and book-entry shares credited to the participant’s account. Computershare will invest in shares of Class A Common Stock (a) the cash dividends on the remainder of both the shares registered in the participant’s name in stock certificate form and the book-entry shares credited to the participant’s account and (b) any voluntary cash payments made by the participant under the Plan.
If the “Voluntary Cash Payments Only (No Dividend Reinvestment)” box is checked on the Plan enrollment authorization form, then we will send directly to the participant any cash dividends on both shares of Class A Common Stock and Class B Common Stock registered in the participant’s name in stock certificate form and book-entry shares credited to the participant’s account, but Computershare will invest the participant’s voluntary cash payments under the Plan in shares of Class A Common Stock.
Under the Plan, dividends will be reinvested, paid in cash, or both, as designated on the enrollment authorization form until a participant specifies otherwise.
7.	How may participants change investment options?
Participants may change their investment option set forth on the Plan enrollment authorization form at any time by telephoning Computershare, online at www.computershare.com or by completing and signing a new enrollment authorization form and returning it to Computershare. A change in investment option affecting the reinvestment of cash dividends will be effective on a dividend payment date if the change is received by Computershare on or prior to the related dividend record date. If the change is received by Computershare on or after the related dividend record date, the change will be effective on the dividend payment date for the following quarter.
Costs
8.	Are there any expenses to participants under the Plan?
Except as provided below, we will pay all costs of administration of the Plan, including most transaction fees and brokerage commissions on purchases of open market shares. However, if a participant requests Computershare to sell all or part of the shares credited to his, her or its account, the participant will pay a transaction fee ($25 as of the date hereof), any related brokerage commission ($0.12 per share sold as of the date hereof) and any other costs due, as discussed in the answer to question 18 below. If a participant withdraws all book-entry shares credited to his, her or its account, a payment for any fractional share interests in the account will be paid in cash to the participant in the amount and on the basis described in the answer to question 23 below. A participant will also pay a transaction fee ($2 as of the date hereof) for each investment made through automatic deductions, which will be subtracted from the participant’s purchase amount. In addition, returned checks or failed automatic deductions will result in a charge ($35 as of the date hereof) to the participant (see the answer to question 15 below).
Purchases
9.	What is the source of Class A Common Stock purchased under the Plan?
Plan shares will be, at our discretion, purchased by Computershare for participants (i) directly from us (in which event such shares will be either authorized but unissued shares or shares held in the treasury), (ii) on the open market, or (iii) by any combination of the foregoing.
10.	How many shares of Class A Common Stock will be purchased for a participant?
The number of shares to be purchased for each participant on an investment date will depend on the amount of the participant’s dividends and/or voluntary cash payments to be invested and the price per share of our Class A Common Stock. Each participant’s account will be credited as of each investment date with that number of shares, including fractions computed up to six decimal places, equal to the total amount to be invested on behalf of that participant on that date divided by the purchase price of each share of Class A Common Stock. The purchase price is as determined as provided in the answer to question 12 below.

11.	How and when will shares of Class A Common Stock be purchased by the Plan?
The Plan permits dividends paid on Class A Common Stock and Class B Common Stock to be reinvested beginning on any dividend payment date (usually February 15, May 15, August 15 and November 15 of each calendar year) and voluntary cash payments to be invested on the 15th day of each calendar month, or the next trading day if any such date is not a trading day. Prior to each investment date on which a dividend is paid, we will pay to Computershare the total amount of dividends payable on the shares subject to dividend reinvestment under the Plan. Computershare will use that amount to purchase shares of Class A Common Stock for the accounts of participants at the purchase price set forth in the answer to question 12 below. If we direct Computershare to purchase shares on the open market, it is expected that Computershare will normally purchase shares beginning on the investment date and will complete the purchases within 30 days. However, in purchasing shares on the open market, Computershare will have, consistent with applicable securities laws and regulations, absolute discretion to determine the volume, timing and price of such purchases. Neither we nor any participant will have any authority or power to direct the time or price at which shares will be purchased or the selection of the broker or dealer through or from whom purchases will be made. If we elect to make newly issued shares or treasury shares available for purchase, Computershare will purchase shares of Class A Common Stock from us on the investment date. In the months that dividends are not paid, shares will be purchased with all voluntary cash payments under the Plan then held by Computershare in the manner described above. Only shares of Class A Common Stock may be purchased under the Plan, and no shares of Class B Common Stock may be purchased under the Plan.
12.	What will be the price of shares of Class A Common Stock purchased under the Plan?
The price per share of Class A Common Stock purchased on the open market for allocation to the accounts of the Plan participants as of an investment date will be the weighted average price paid by Computershare for all open market shares that were purchased by Computershare for that investment date. For shares of Class A Common Stock purchased on the open market, Computershare may combine your purchase request with other purchase requests received from other participants and will generally batch purchase types (dividend and cash investments) for separate execution by Computershare’s broker. Computershare may also direct its broker to execute each purchase type in several batches throughout a trading day. Depending on the number of shares being purchased and current trading volume in the shares, Computershare’s broker may execute purchases for any batch or batches in multiple transactions and over more than one day. If different purchase types are batched, the price per share of the Class A Common Stock purchased for each participant’s account, whether purchased with reinvested dividends or with optional cash, shall be the weighted average price of the specific batch for such shares purchased by Computershare’s broker on that particular purchase date, plus any applicable fees.
If we elect to make newly issued shares or treasury shares available for purchase, the price per share of any shares of Class A Common Stock purchased from us on any investment date on behalf of participants in the Plan will be the average of the closing prices of the shares of Class A Common Stock on the NASDAQ Global Select Market for the five trading days preceding the investment date.
Voluntary Cash Payments
13.	How does the voluntary cash payment option work?
Voluntary cash payments under the Plan received by Computershare from a participant at least three business days prior to an investment date will be invested each month to purchase shares of Class A Common Stock. Shares of Class B Common Stock may not be purchased with voluntary cash payments under the Plan. Computershare will wait up to three business days after receipt of a participant’s check or electronic funds transfer to ensure it receives good funds before investing such funds on the investment date. Computershare will return voluntary cash payments to a participant upon telephone or written request from a participant made at least two business days prior to the investment date.
If a stockholder wishes to participate only through the investment of voluntary cash payments, the stockholder must check the “Voluntary Cash Payments Only (No Dividend Reinvestment)” box on the enrollment authorization form.
Neither we nor Computershare will pay interest on any voluntary cash payments under the Plan held pending investment under the Plan. A participant should be aware of possible delays in the mail if payment is to be made in that manner.

14.	How are voluntary cash payments under the Plan made by check?
The option to make voluntary cash payments under the Plan by check is available to participants each month. Voluntary cash payments by a participant cannot be less than $25 per payment or more than a total of $12,000 in a calendar year. If Computershare receives voluntary cash payments totaling more than $12,000 in a calendar year from a participant, the amount by which the payments exceed $12,000 will be returned to the participant.
A voluntary cash payment may be made by a participant when enrolling by enclosing a check in United States dollars (made payable to “Computershare — Donegal”) with the enrollment authorization form. Thereafter, voluntary cash payments may be made through the use of cash payment forms attached to each participant’s statement of account. Do not send cash, traveler’s checks, money orders, cashier's or bank checks or third-party checks for voluntary cash payments. The same amount of money need not be sent each month, and there is no obligation to make a voluntary cash payment each month.
15.	How are voluntary cash payments under the Plan made by automatic monthly deductions or online bank debits?
You may make voluntary cash payments under the Plan of not less than $25 per payment nor more than $12,000 in a calendar year by means of a monthly automatic electronic funds transfer from a predesignated account at a United States bank or financial institution. If Computershare receives payments totaling more than $12,000 in a calendar year from you, the amount by which the payments exceed $12,000 will be returned to you. A $2 transaction fee will be subtracted from the amount deducted from your bank account prior to each investment.
To initiate automatic monthly deductions, you must complete and sign an authorization form for automatic deductions and return it to Computershare together with a voided blank check or savings account deposit slip for the account from which funds are to be drawn. You may also initiate automatic monthly deductions by enrolling online at www.computershare.com/investor. Forms will be processed and will become effective as promptly as practicable; however, you should allow four to six weeks for your first investment to be initiated.
Once automatic monthly deductions are initiated, funds will be drawn from your designated bank account on the tenth (10th) calendar day of each month or the next business day if the 10th calendar day is not a business day.
You may change the amount of your automatic monthly deduction by completing and submitting to Computershare a new authorization form for automatic deductions or online at www.computershare.com/investor. If you close or change a bank account, you must complete a new authorization form for automatic deductions and submit it to Computershare or update your bank information online at www.computershare.com/investor. To be effective with respect to a particular investment date, Computershare must receive the updated information at least seven business days preceding such investment date. You may discontinue automatic deductions by notifying Computershare online or in writing.
At any time, Participants may make voluntary cash payments by going to Computershare’s website, www.computershare.com/investor, and authorizing a one-time online bank debit from an account at a U.S. bank or financial institution. One-time online voluntary cash payment funds will be held by Computershare for three banking business days before they are invested. You should refer to the online confirmation for the account debit date and investment date.
If any check, draft or electronic funds transfer that is tendered or ordered by a participant as payment to Computershare to purchase Class A Common Stock is dishonored, refused or returned, such participant agrees that the purchased shares when credited to the participant’s account may be sold, on Computershare’s order, without the participant’s consent or approval, to satisfy the amount owing on the purchase. The “amount owing” will include the purchase price paid, any purchase and sale transaction fees, any brokerage commissions and Computershare’s returned check or failed electronic payment fee ($35.00 as of the date hereof). If the sale proceeds of purchased shares are insufficient to satisfy the amount owing, such participant authorizes Computershare to sell additional shares then credited to the participant’s account as necessary to cover the amount owing without the participant’s further consent or authorization. Computershare may sell shares to cover an amount owing as a result of the participant’s order in any manner consistent with applicable securities laws. Any sale for that purpose on a national securities market will be considered to be commercially reasonable. A participant grants Computershare a security interest in all shares credited to such participant’s account, including securities subsequently acquired and held or tendered for deposit, for purposes of securing any amount owing as described in this paragraph.

Transfers
16.	How may a participant transfer shares credited to his, her or its account?
Participants may transfer ownership of some or all of their shares held through the Plan. In order to transfer some or all of your shares, you may visit the Computershare Transfer Wizard at www.computershare.com/transferwizard. The Transfer Wizard will guide you through the transfer process, assist you in completing the transfer form and identify other necessary documentation you may need to provide. Shares transferred will be credited in book-entry form to the transferee’s account. An account will be opened in the name of the transferee if the transferee is not already a participant, and the transferee will automatically be enrolled in the Plan. If the transferee is not already a participant, the account will be enrolled under the full reinvestment option unless the form specifies differently. If a transfer involving all shares in a participant’s account is received after a record date but before the related dividend payment date, the transfer will be processed when received and a cash dividend will be paid to the participant.
A transferee will be sent a statement showing the transfer of the shares into the transferee’s account.
Safekeeping Deposit of Stock Certificates
17.	May a participant deposit his, her or its Class A Common Stock certificates and Class B Common Stock certificates with Computershare for conversion to book-entry shares?
At the time of enrollment in the Plan, or at any later time, a participant may deposit any Class A Common Stock certificates or Class B Common Stock certificates in his, her or its possession with Computershare for credit as book-entry shares for his, her or its account. By doing so, a participant will no longer bear the risk associated with loss, theft or destruction of stock certificates. Also, these shares are treated in the same manner as shares purchased through the Plan and may be transferred or sold through the Plan in a convenient and efficient manner.
Certificates (unendorsed) should be sent to the address listed in the answer to question 3 above by registered mail, return receipt requested, and insured for possible mail loss for 3% of the market value (minimum of $50); this represents the replacement cost if the certificates are lost in transit to Computershare.
Insurance covers the replacement of shares of stock, but in no way protects against any loss resulting from fluctuations in the value of such shares from the time the stockholder mails the certificates until the time that the replacement can be effected.
Selling Shares
18.	How may participants sell shares of Class A Common Stock and Class B Common Stock through the Plan?
You may sell some or all of your shares of Class A Common Stock and Class B Common Stock under the Plan, even if you are not withdrawing from the Plan. You may sell your shares either through your broker or through Computershare.
If you elect to sell through a broker that you have selected, you must first submit a request to Computershare to move your shares to Computershare’s Direct Registration System (“DRS”) and then have your broker submit a request to Computershare to electronically transfer the number of whole shares you want to sell through the DRS Profile System. Alternatively, you may submit a request to Computershare to send you a physical stock certificate representing the number of shares you want to sell. Issuance of a physical stock certificate may be subject to certain transaction fees. Computershare will generally move your shares to DRS or issue a stock certificate for your shares approximately three business days after its receipt of your request.
Alternatively, you may submit a request to Computershare to sell some or all of your shares held under the Plan. You have the following choices when making such a sale:
Batch Order: A batch order is an accumulation of all sale requests by any security holder for a security submitted together as an aggregate request. Batch orders are submitted on each trading day, to the extent that there are sale requests. Sale instructions for batch orders received by Computershare will be processed no later than five business days after the date on which the order is received (except where deferral is required under applicable federal or state laws or regulations), assuming the applicable market is open for trading and sufficient market liquidity exists. You may request a batch order sale by calling Computershare directly at the phone number listed on your Plan statement or by writing to Computershare. All sales requests received in writing will be submitted as batch order sales. In every case of a batch order sale, the price to each selling Plan participant will be the weighted average sale price obtained by Computershare’s broker for each aggregate order placed by Computershare and executed by the broker, less a service fee ($25 as of the date hereof) and a per share fee ($0.12 as of the date hereof). Once received by Computershare, batch order sale instructions are final and cannot be stopped or cancelled.
Market Order: A market order is a request to sell shares promptly at the then current market price. You may request a market order sale online at www.computershare.com/investor or by calling Computershare directly at the phone number listed on your plan statement. Market order sale requests made in writing will be submitted as batch order sales. Market order sale requests received online or by telephone will be placed promptly upon receipt during normal market hours (9:30 a.m. to 4:00 p.m. Eastern time). Any orders received after 4:00 p.m. Eastern time will be placed promptly on the next trading day. The price will be the market price for shares obtained by Computershare’s broker, less a service fee ($25 as of the date hereof) and a per share fee ($0.12 as of the date hereof). Computershare will use commercially reasonable efforts to honor requests by participants to cancel market orders placed outside of market hours. Depending on the number of shares being sold and current trading volume in the shares, a market order may only be partially filled or not filled at all on the trading day in which it is placed, in which case the order, or remainder of the order, as applicable, will be cancelled at the end of such day. To determine if your shares were sold, you should check your account online at www.computershare.com/investor or call Computershare directly at the phone number listed on your Plan statement. If your market order sale was not filled and you still want the shares to be sold, you will need to enter a new market order sale request.
Day Limit Order: A day limit order is an order to sell shares when and if the shares reach a specific trading price on a specific day. The order will be automatically cancelled if the requested price is not met by the end of that day (or, for orders placed during aftermarket hours, the next trading day). Depending on the number of shares being sold and the trading volume in the shares, such an order may only be partially filled, in which case the remainder of the order will be cancelled. A day limit order may be cancelled by the applicable stock exchange, by Computershare at its sole discretion or, if Computershare’s broker has not filled the order, at your request made online at www.computershare.com/investor or by calling Computershare directly at the phone number listed on your Plan statement. There is a service fee ($25 as of the date hereof) and a per share fee ($0.12 as of the date hereof) for each day limit order sale.
Good-Till-Cancelled (“GTC”) Limit Order: A GTC limit order is an order to sell shares when and if the shares reach a specific trading price at any time while the order remains open (generally up to 30 days). Depending on the number of shares being sold and trading volume in the shares, sales may be executed in multiple transactions and over more than one day. If shares trade on more than one day, a separate service fee will be charged for each such day. The order (or any unexecuted portion thereof) will be automatically cancelled if the trading price is not met by the end of the order period. The order (or any unexecuted portion thereof) may be cancelled by the applicable stock exchange, by Computershare at its sole discretion or, if Computershare’s broker has not filled the order, at your request made online at www.computershare.com/investor or by calling Computershare directly at the phone number listed on your plan statement. There is a service fee ($25 as of the date hereof) and a per share fee ($0.12 as of the date hereof) for each GTC limit order sale.
General: All sales requests processed over the telephone by a customer service representative entail an additional fee ($15.00 as of the date hereof). All per share fees include any brokerage commissions Computershare is required to pay to its broker. Any fractional share will be rounded up to a whole share for purposes of calculating the per share fee. Fees will be deducted from the proceeds derived from the sale. Computershare may, under certain circumstances, require a transaction request to be submitted in writing. Please contact Computershare to determine if there are any limitations applicable to your particular sale request. Proceeds are normally paid by check, which are distributed within 24 hours after settlement of a sale transaction.
Computershare reserves the right to decline to process a sale if it determines, in its sole discretion, that supporting legal documentation is required. Instructions sent to Computershare to sell shares are binding and may not be rescinded. In addition, no one will have any authority or power to direct the time or price at which shares for the Plan are sold, and no one, other than Computershare, will select the broker(s) or dealer(s) through or from whom sales are to be made.

Reports to Participants
19.	What kind of reports will be sent to participants in the Plan?
Each participant who reinvests dividends will receive a quarterly statement showing any dividends reinvested as well as all transactions for the participant’s account during the current calendar year. Statements or transaction advices will also be provided whenever the participant has deposited or transferred shares of Class A Common Stock or shares of Class B Common Stock or has made voluntary cash purchases of shares of Class A Common Stock. Participants should retain these statements in order to establish the cost basis, for tax purposes, for shares of Class A Common Stock acquired under the Plan. Computershare will charge a participant $5 for a transcript of the history, two years or older, of such participant’s account.
Participants will receive copies of all communications sent to stockholders. These communications may include quarterly reports, annual reports, proxy material, consent solicitation material and Internal Revenue Service information, if appropriate, for reporting dividend income. All notices, statements and other communications from Computershare to participants will be addressed to the latest address of record; therefore, it is important that participants promptly notify Computershare in writing, by telephone or through the Internet of any change of address.
Dividends
20.	Will participants receive cash dividends on fractional shares credited to their accounts?
Yes. Dividends on fractional share interests will be either reinvested in Class A Common Stock or sent directly to the participant, depending upon the participant’s selected investment option.
Certificates for Shares
21.	Are stock certificates issued for shares of Class A Common Stock purchased under the Plan?
Unless a participant requests, actual certificates for shares of Class A Common Stock purchased under the Plan will not be issued. The number of shares credited to a participant’s account will be shown on the participant’s statement of account. However, except as indicated below, a participant may receive certificates for full shares accumulated in his, her or its account under the Plan at any time by writing or calling Computershare, or through the Internet account access facility. If certificates for fewer than all of the shares credited to a participant’s account are issued, any remaining full shares and fractional shares will remain credited to the participant’s account, and the participant will remain enrolled in the Plan unless and until the participant discontinues his, her or its participation.
An instruction to issue a certificate for all shares credited to a participant’s account will result in the issuance of a certificate for all full shares and a check for any fractional share valued at the then-current market price, less any brokerage commission, any transaction fee and any other costs of sale to the participant.
A participant’s rights under the Plan and shares credited to the account of a participant under the Plan may not be pledged. A participant who wishes to pledge his, her or its shares must request that certificates for such shares be issued in his, her or its name.
Certificates for fractional shares will not be issued under any circumstances. Any fractional interest withdrawn from the Plan will be sold by Computershare at the then-current market price less any brokerage commission, any transaction fee and any other costs of sale. In no case will certificates representing a fractional interest be issued.
22.	In whose name are accounts maintained and certificates registered when issued?
Accounts will be maintained in the names in which the certificates of stockholders were registered at the time the stockholders became participants in the Plan. Likewise, certificates for full shares will be registered in the same name when issued.
Upon written request, certificates will be registered and issued in names other than the account name, subject to compliance with any applicable laws and the payment by the participant of any applicable taxes, provided that the request meets the usual requirements of Computershare for the recognition of a transfer of stock certificates.
Changing Reinvestment Options and Discontinuing Reinvestments
23.	When and how may a participant withdraw shares held under the Plan?
A participant may change his, her or its investment options at any time by contacting Computershare in writing, by telephone or through the Internet.

24.	How does a participant discontinue reinvesting dividends?
A participant may discontinue reinvestment of dividends at any time in writing, by telephone or through the Internet. However, if a notice to discontinue reinvestment of dividends is received near a record date for an account whose dividends are to be reinvested, Computershare, in its sole discretion, may either distribute such dividends in cash or reinvest them in shares of Class A Common Stock on your behalf. In the event reinvestment is made, Computershare will process the termination as soon as practicable, but in no event later than five business days after the investment is complete.
Even if a participant discontinues reinvestment, the shares of Class A Common Stock or Class B Common Stock will continue to be credited in book-entry form in his, her or its account at Computershare unless a certificate is requested. A participant may request a certificate for all or part of his, her or its shares of Class A Common Stock or Class B Common Stock. If a certificate is requested for all shares of Class A Common Stock or Class B Common Stock, a certificate will be received for all whole shares of Class A Common Stock or Class B Common Stock in a participant’s account, together with a check representing the then-current market value of the sale of any fractional share.
Federal Income Tax Consequences
25.	What are the federal income tax consequences of participation in the Plan?
In the case of reinvested dividends, when Computershare acquires shares of Class A Common Stock for a participant’s account directly from us, the participant must include in gross income a dividend equal to the number of shares of Class A Common Stock purchased with the participant’s reinvested dividends multiplied by the fair market value of shares of Class A Common Stock on the relevant payment date. In this event, the participant’s tax basis in shares of Class A Common Stock credited to his, her or its account will be equal to the amount that the participant included in gross income.
Alternatively, when Computershare purchases shares for a participant’s account on the open market with reinvested dividends, a participant must include in gross income a dividend equal to the actual purchase price to Computershare of the shares of Class A Common Stock plus that portion of any brokerage commissions we paid that are attributable to the purchase of the participant’s shares of Class A Common Stock. In this event, the participant’s tax basis in shares of Class A Common Stock credited to his, her or its account will be equal to their purchase price plus allocable brokerage commissions.
Your tax basis in shares of Class A Common Stock purchased with voluntary cash payments will be equal to the price paid, increased by any brokerage commission (which will be paid by us) allocated to such purchases and treated as dividend income.
You will not realize any taxable income when you receive certificates for whole shares credited to your account upon a request for such certificates. However, if you receive, upon request, a cash payment for the sale of whole and/or fractional shares credited to your account, you will realize gain or loss measured by the difference between the amount of the cash received and your basis in such shares or fractional shares. Such gain or loss will be capital in character if such shares or fractional shares are a capital asset in your hands. For further information as to the tax consequences of participation in the Plan, you should consult with your own tax advisors.
The tax consequences under state and local tax laws and for participants who do not reside in the United States will vary from jurisdiction to jurisdiction. Each participant is advised to consult his, her or its own tax advisor to determine the tax consequences of a particular transaction in his, her or its account.
The tax information in this answer to question 25 is provided solely as a guide to you and may be subject to change by future legislation. You are advised to consult your own tax advisor as to the federal and state income tax effects of participation in the Plan.
Other Information
26.	What happens when a participant sells or transfers all of the shares of Class A Common Stock and Class B Common Stock registered in the participant’s name?
If a participant disposes of all of the shares of Class A Common Stock and Class B Common Stock registered in his, her or its name, Computershare will continue to reinvest the dividends on the shares of Class A Common Stock and Class B Common Stock held in the participant’s account in the Plan until Computershare is otherwise notified.

27.	What happens if we issue a stock dividend or declares a stock split?
Any shares of Class A Common Stock or Class B Common Stock issued as a stock dividend or pursuant to a stock split with respect to shares of Class A Common Stock or Class B Common Stock held in a participant’s account will be credited to the participant’s account.
28.	How will shares credited to a participant’s account under the Plan be voted at meetings of stockholders?
If a participant has shares credited to an account under the Plan on a record date for a meeting of stockholders, the participant will be sent proxy material with respect to that meeting. Each participant will have the sole right to vote any whole shares (but not fractional shares) that are credited to such participant’s account under the Plan on the record date for a vote. A participant may vote in person at meetings or by submitting a proxy to direct one or more individuals to vote on the participant’s behalf. Participants under the Plan who are registered holders of Class A Common Stock and Class B Common Stock will receive a separate proxy for Class A Common Stock, which is entitled to one-tenth of a vote per share, and Class B Common Stock, which is entitled to one vote per share, which will include any whole shares credited to such participant’s account. Shares of Class A Common Stock or Class B Common Stock for which no proxy is received will not be voted.
29.	May the Plan be suspended, modified or discontinued?
We may suspend, modify or discontinue the Plan at any time, in whole, in part or in respect of participants in one or more jurisdictions, without the approval of participants. Notice of such suspension, modification or discontinuation will be sent to all affected participants, who will in all events have the right to withdraw from participation. Upon any discontinuation of the Plan, each affected participant has the option to receive a certificate for all of the whole shares of Class A Common Stock and Class B Common Stock credited to the participant’s account and a check for the cash value of any fractional shares credited to the participant’s account. Fractional shares will be valued at the then-current market value, less any brokerage commissions, any transaction fee and any other costs of sale. Otherwise, the participant can choose to have his, her or its shares of Class A Common Stock or Class B Common Stock remain in book-entry form.
If we discontinue the Plan for the purpose of establishing another dividend reinvestment plan, participants will be automatically enrolled in the other plan and shares credited to each participant’s Plan account will be credited automatically to such other plan, unless notice to the contrary is received by Computershare.
We also reserve the right to discontinue any participant’s participation in the Plan at any time for any reason upon written notice to the participant at the address appearing on Computershare’s records.
30.	How is the Plan to be interpreted?
Any question of interpretation arising under the Plan will be determined by us, and any such determination will be final.
31.	Who bears the risk of market price fluctuations in the shares credited to a participant’s account under the Plan?
A participant’s investment in shares credited to his, her or its account under the Plan will be no different from investment in directly held shares of Class A Common Stock or Class B Common Stock. The participant will bear the risk of loss and realize the benefits of any gain from market price changes with respect to all such shares credited to the participant’s account under the Plan.
32.	What is our and Computershare’s liability under the Plan?
Neither we nor Computershare, as Plan administrator, will be liable for any act done in good faith or for any good faith omission to act in connection with the Plan, including, without limitation, any claim of liability arising out of failure to discontinue reinvestment of dividends for a participant’s account upon such participant’s death prior to receipt of notice in writing of such death, or with respect to the prices at which shares of Class A Common Stock are purchased or shares of Class A Common Stock or Class B Common Stock are sold for the participant’s account and the times when such purchases and sales are made, as to any inability to purchase shares of Class A Common Stock or with respect to any loss or fluctuation in the market value after the purchase or sale of such shares.
Participants should recognize that neither we nor Computershare can assure participants of a profit or protect them against a loss on the shares of Class A Common Stock purchased by them under the Plan.

USE OF PROCEEDS
The proceeds we receive from sales of Class A Common Stock pursuant to the Plan will be used for general corporate purposes, including investment in and advances to our subsidiaries.
PLAN OF DISTRIBUTION
The Plan permits dividends on our Class A Common Stock and our Class B Common Stock, par value $0.01 per share, to be reinvested to purchase shares of Class A Common Stock beginning on any dividend payment date (usually February 15, May 15, August 15 and November 15 of each calendar year). Stockholders may also make voluntary cash payments under the Plan at any time of not less than $25 per payment or more than $12,000 in a calendar year to purchase shares of Class A Common Stock. Any such voluntary cash payments will be invested in Class A Common Stock beginning on the 15th day of each month. No shares of Class B Common Stock may be purchased under the Plan. A stockholder may make voluntary cash payments under the Plan whether or not the stockholder authorizes the reinvestment of dividends. Shares of Class A Common Stock issued under the Plan will be either shares purchased on the open market or shares purchased from us.
Amounts are invested at a price equal to (a) in the case of shares purchased on the open market, the weighted average price of the shares of Class A Common Stock purchased for the respective investment date, or (b) in the case of shares purchased from us, the average of the closing prices of those shares on the NASDAQ Global Select Market for the five trading days preceding the investment date. No brokerage commissions will be charged on shares of Class A Common Stock purchased from us. Any brokerage commissions resulting from open market purchases will be paid by us. The Plan is administered by Computershare at our expense, subject to the additional information as described above in Question 8 “Are there any expenses to participants under the Plan?”

EXPERTS
The consolidated financial statements of Donegal Group Inc. and subsidiaries as of December 31, 2021 and 2020, and each of the years in the three-year period ended December 31, 2021, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2021 have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered accounting firm, and upon the authority of said firm as experts in accounting and auditing.
LEGAL OPINION
The validity of the issuance of the shares of Class A Common Stock offered under the Plan will be passed upon for us by Duane Morris LLP, Philadelphia, Pennsylvania.
WHERE YOU CAN FIND MORE INFORMATION
We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission, or SEC. You may read and copy any materials we file with the SEC at the public reference room of the SEC at 100 F Street, NE., Washington, D.C. 20549, between the hours of 10:00 a.m. and 3:00 p.m., except federal holidays and official closings. Our filings with the SEC are also available to the public from commercial document retrieval services and at the Internet website maintained by the SEC at www.sec.gov.
We have filed with the SEC a registration statement on Form S-3 (the “Registration Statement”) under the Securities Act with respect to the securities covered by this Prospectus. As permitted by the rules and regulations of the SEC, this Prospectus does not contain all of the information set forth in the Registration Statement. For further information with respect to us and the securities we offer, reference is made to the Registration Statement, including the exhibits filed or incorporated as a part thereof. Statements contained herein concerning the provisions of documents filed with, or incorporated by reference in, the Registration Statement as exhibits are necessarily summaries of such documents and each such statement is qualified in its entirety by reference to the copy of the applicable documents filed with the SEC. Copies of the Registration Statement and the exhibits thereto are on file at the offices of the SEC and may be obtained upon payment of the prescribed fee or may be examined without charge at the public reference room of the SEC described above or at the Internet website maintained by the SEC described above.

No person has been authorized to give any information or to make any representation not contained in this Prospectus, and, if given or made, such information or representation must not be relied upon as having been authorized by us. Neither delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in our affairs since the date hereof. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any of the securities offered hereby in any jurisdiction to any person to whom it is unlawful to make such offering in such jurisdiction.
This Prospectus does not contain all of the information set forth in the Registration Statement, certain portions of which have been omitted pursuant to the rules and regulations of the Securities and Exchange Commission, and to which portions reference is hereby made for further information with respect to us and the securities offered hereby. The Registration Statement is on file at the offices of the SEC and may be obtained upon payment of the prescribed fee or may be examined without charge at the public reference room of the SEC at 100 F Street, NE., Washington, D.C. 20549, between the hours of 10:00 a.m. and 3:00 p.m., or at the Internet website maintained by the SEC at www.sec.gov.
1,000,000 Shares
DIVIDEND REINVESTMENT AND
STOCK PURCHASE PLAN
Class A Common Stock
PROSPECTUS
June 3, 2022